Exhibit 10.60

AMENDMENT NO. 2 TO THE
ENSCO
2005
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

       THIS AMENDMENT No. 2 executed this 4th day of November, 2008, and effective the first day of January, 2005, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

       WHEREAS, the Company adopted the ENSCO 2005 Non-Employee Director Deferred Compensation Plan (the "2005 Plan"), effective January 1, 2005;

       WHEREAS, the Board of Directors of the Company (the "Board"), upon recommendation of its Nominating, Governance and Compensation Committee (the "Committee"), approved Amendment No. 1 to the 2005 Plan during a regular meeting held on March 10, 2008;

       WHEREAS, the Board, upon recommendation of the Committee during its meeting held on November 3-4, 2008, has approved this Amendment No. 2 to the 2005 Plan during a regular meeting held on November 4, 2008; and

       WHEREAS, the Company now desires to adopt this Amendment No. 2 to the 2005 Plan in order to facilitate compliance with the final Treasury regulations under section 409A of the Internal Revenue Code of 1986, as amended;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 2 to the 2005 Plan:

       1.       Section 5.1 of the 2005 Plan is hereby amended to read as follows:

       5.1     Payment of Benefits.  Except as provided in Section 10.2 in the event of a Change in Control of the Company (as defined in Section 10.2), the amount credited to a Participant's Account pursuant to Article IV shall be payable to the Participant or, if applicable, to his or her Beneficiary in accordance with the provisions of this Article V. If the Company has obtained life insurance policies as a reserve for the discharge of its obligations under this Plan, the Company acting through the Committee may, in its discretion, distribute any such policy to a Participant when the Participant's Benefits become payable to satisfy all or a portion of the Company's obligation to the Participant hereunder. Unless paid earlier pursuant to Section 5.2 or Section 10.2, payment of a Participant's Benefit under this Plan shall be made or commence to be made in the form elected by the Participant pursuant to Section 5.3 on the 20th business day following the Participant's death, Disability or termination of his or her directorship with the Company. A Participant may elect pursuant to Section 5.3 to defer the Benefit payment date or Benefit commencement date of his or her Benefits.

       2.       Section 5.2 of the 2005 Plan is hereby amended to read as follows:

       5.2     Timing of Certain Payments.  Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the right to direct payment of Benefits to Participants prior to the time such Benefits otherwise would be payable hereunder if the Committee in good faith determines that any of the following conditions or events has occurred:

       (a)     An Unforeseeable Emergency of the Participant.  An unforeseeable emergency is a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant's spouse or a dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code) of the Participant, (ii) a loss of the Participant's property due to casualty (including the need to rebuild the Participant's home following damage to the home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency shall not exist, however, if the emergency may be relieved (i) by reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under this Plan. In addition, an unforeseeable emergency shall not exist as a result of the Participant's need to send a child to college or desire to purchase a home. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Section 5.2(a) is to be determined by the Administrator based on all of the relevant facts and circumstances of each case in accordance with section 409A of the Code. The amount distributed to a Participant on account of an unforeseeable emergency may not exceed the amount reasonably necessary to satisfy such emergency, plus amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution, after taking into account (i) the extent to which the hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant;s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, and (ii) any additional Total Retainer that will be available if the Participant's Deferred Retainer Election is cancelled under this Section 5.2(a). The amount the Administrator determines is eligible for distribution to a Participant because of his or her unforeseeable emergency shall be paid to the Participant in cash within 15 days of the date of the Administrator's determination.

       (b)     Domestic Relations Orders.  The Administrator may determine to permit acceleration of the time or schedule of a payment under this Plan to an individual other than a Participant, or to make a payment under this Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

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       (c)     Conflicts of Interest Laws.  The Administrator may determine to permit acceleration of the time or schedule of a payment under this Plan, or to make a payment under this Plan, to the extent necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule), as determined in accordance with section 409A of the Code.

       (d)     Change in Circumstances.  A change in circumstances relating to the operation of this Plan or the taxation of Participants, arising from a change in the Federal or applicable state tax or revenue laws, a published ruling or similar announcement by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a change in securities laws or regulations, the issuance of an advisory opinion, regulation or other published position by the Department of Labor, or a change in accounting requirements which causes (i) Participants to be taxable on their Benefits prior to the time Benefits otherwise would be payable hereunder, (ii) this Plan to be considered as funded for purposes of ERISA or the Code, or (iii) a material change regarding the tax or financial accounting consequences of maintaining this Plan to the Company; provided, in any event, any determination by the Committee under this Section 5.2(d) must be permissible under section 409A of the Code and cannot be considered to be the exercise of impermissible discretion under section 409A of the Code.

       3.       Section 10.2 of the 2005 Plan is hereby amended to read as follows:

       10.2     Termination.  The Company has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Committee, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time; provided, however, that no such action shall affect any Benefit adversely to which a Participant would be entitled had his or her directorship terminated immediately before such termination was effective and any decision to terminate this Plan shall comply with section 409A of the Code.

       Upon a Change in Control of the Company, the Committee shall have the right to determine within the 30-day period immediately preceding and the 12-month period immediately succeeding the effective date of the Change in Control of the Company whether this Plan shall terminate upon which all Benefits shall be distributed to the Participants no later than the 12-month anniversary of the date the Committee irrevocably takes all necessary action to terminate this Plan and liquidate the Accounts. As a condition to the Committee's exercising its discretion under this Section 10.2 to terminate this Plan, all other agreements, methods, programs and other arrangements sponsored by the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan with this Plan under Treas. Reg. 1.409A-1(c)(2) must also be terminated and liquidated and the benefits distributed to the covered participants no later than the 12-month anniversary of the date the Company irrevocably takes all necessary action to terminate and liquidate the aggregated agreements, methods, programs and other arrangements.

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       For purposes of this Plan, a Change in Control of the Company shall be deemed to occur if there is a change (i) in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) in the effective control of the Company, which occurs on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) in the ownership of a substantial portion of the Company's assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The determination of whether a Change in Control has occurred shall be determined by the Committee consistent with section 409A of the Code.

       IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 2 to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED /s/ Cary A Moomjian, Jr. Cary A. Moomjian, Jr. Vice President
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